Exhibit 99.1

Corium Announces Proposed Offering of $100 Million of Convertible Senior Notes; Receives FDA Feedback on Pilot Bioequivalence Study

MENLO PARK, Calif., February 28, 2018 (GLOBE NEWSWIRE) – Corium International, Inc. (Nasdaq: CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced that it intends to offer, subject to market conditions and other factors, $100,000,000 aggregate principal amount of Convertible Senior Notes due 2025 (the “notes”) in a private offering to qualified institutional buyers pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Corium also intends to grant the initial purchaser of the notes a 13-day option to purchase up to an additional $20,000,000 aggregate principal amount of notes.

Cantor Fitzgerald & Co. is acting as the sole manager for the offering.

The notes will be senior, unsecured obligations of Corium, and interest will be payable semi-annually in arrears. The notes will mature on March 15, 2025 and be convertible, at the option of the holders, into shares of Corium’s common stock. The interest rate, initial conversion rate, initial effective conversion price and other terms of the notes will be determined at the time of pricing of the note offering.

Corium intends to use approximately $56 million to repay in full its outstanding borrowings under its term loan agreement with CRG, and the remainder for working capital and other general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Corium’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The notes and any shares of Corium’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

In February 2018, Corium received feedback via email from the U.S. Food and Drug Administration (the “FDA”) that the FDA had completed its preliminary review of data submitted before and after Corium’s August 2017 meeting with the FDA and that the results of Corium’s pilot bioequivalence study for Corplex Donepezil may, on their face, suffice as the sole basis for demonstrating bioequivalence between Corplex Donepezil and oral Aricept for the purpose of submitting a New Drug Application (“NDA”).  The FDA confirmed that the final acceptability of the results of the pilot study for approval purposes would be determined by the FDA’s review of Corium’s NDA, once submitted.  Corium is in the process of evaluating the optimal path forward based on this feedback, taking into consideration that dosing in Corium’s pivotal bioequivalence trial has already been completed. Full review of a data package is required for an NDA review, and there can be no assurance that the FDA would ultimately conclude that the pilot study is sufficient to support bioequivalence or that the FDA would approve an NDA filed on that basis.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company's broad experience with advanced transdermal and transmucosal delivery systems.  Corium has multiple proprietary programs in preclinical and clinical development, focusing primarily on the treatment of neurological disorders, with lead programs in Alzheimer's disease.  Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Mayne Pharma and Procter & Gamble.  The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins.  In addition to its proprietary Alzheimer's program, the company's late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics and additional transdermal products that are being developed with other partners.  For further information, please visit www.coriumintl.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding Corium’s proposed offering of the notes and expected use of net proceeds of the offering, clinical trial and regulatory timing and plans, and advancement of technologies and products and product candidates. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Forward-looking statements are based on management's current expectations and projections and are subject to risks and uncertainties, which may cause actual events and results to differ materially from the statements contained herein. Factors that may contribute to such differences include, but are not limited to, risks related to whether Corium will consummate the offering of the notes on the expected terms, or at all, the anticipated principal amount of the notes, prevailing market and other general economic conditions, whether Corium will be able to satisfy the conditions required to close any sale of the notes, and the fact that Corium’s management will have broad discretion in the use of the proceeds from any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Corium’s business and results, please review the “Risk Factors” described in Corium’s Annual Report on Form 10-K for the year ended September 30, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2017 filed with the Securities and Exchange Commission (the “SEC”), and in Corium’s other filings from time to time with the SEC. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as may be required by law, Corium does not intend, and undertakes no duty, to update any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

###

Investor and Media Contact:

SMP Communications

Susan M. Pietropaolo

susan@smpcommunications.com

(201) 923-2049